EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Provides Business Update and Announces Third Quarter 2022 Financial Results

Conference Call on Monday, October 31, 2022, at 4 pm ET

RESTON, Va., October 27, 2022 (GLOBE NEWSWIRE) – Lightbridge Corporation (Nasdaq: LTBR), an advanced nuclear fuel technology company, announced financial results for the third quarter ended September 30, 2022, as well as the Company's corporate progress and other meaningful developments.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “Lightbridge has continued to make progress on our fuel development program, highlighted by our work at Pacific Northwest National Laboratory (PNNL) from our second GAIN voucher award, which is focused on the manufacturing process of Lightbridge Fuel™. To date, several castings using depleted uranium and zirconium alloy have been performed, and the cast ingots analyzed. The ongoing activities are in their final stage and are expected to be completed by the end of the year. This work is expected to culminate in a process suitable to produce fuel samples for our upcoming irradiation tests.”

“We are in the final stage of negotiations to begin work with Idaho National Laboratory (INL), in collaboration with the U.S. Department of Energy (DOE), to support the development of Lightbridge Fuel. These agreements will be transformative for Lightbridge and will allow us the opportunity to procure fuel samples that will be tested in the Advanced Test Reactor (ATR) at INL. The data derived from these tests will be usable in almost all the commercial reactors in the world.”

“The growing importance of energy security throughout the world has led to growing momentum for nuclear power. Nuclear plants that were to be decommissioned are having their operating licenses extended, and countries that were moving away from nuclear are now reversing course. Locally in Virginia, our home state, Governor Youngkin released Virginia’s Energy Plan, which included going “all-in on innovation in nuclear” and “calls for launching a commercial small modular reactor in the next 10 years.” This all bodes well for energy security, climate, and a growing addressable market for Lightbridge Fuel.” concluded Mr. Grae.

Financial Highlights

The Company maintained a strong working capital position at September 30, 2022 and had no debt.

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Cash Flows Summary

•	Cash and cash equivalents were $31.3 million at September 30, 2022, compared to $24.7 million at December 31, 2021, an increase of $6.6 million in cash and cash equivalents.

•

Cash used in operating activities decreased by $4.7 million for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021, from $8.8 million to $4.1 million. This decrease was due primarily to the arbitration settlement payment of $4.2 million in 2021 and the changes in working capital accounts.

•

Cash provided by financing activities increased by $7.2 million for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021, primarily due to the increase in the net proceeds from the issuance of common stock in 2022, which totaled $10.6 million for the nine months ended September 30, 2022, as compared to $3.4 million net proceeds for the nine months ended September 30, 2021.

Balance Sheet Summary

•

Total assets were $31.7 million and total liabilities were $1.2 million at September 30, 2022. Working capital was $30.4 million at September 30, 2022, versus $24.7 million at December 31, 2021. This increase of $5.7 million in working capital was due primarily to the factors stated above in the cash flow summary.

•	Stockholders’ equity was $30.5 million at September 30, 2022, as compared to $24.8 million at December 31, 2021.

Operations Summary

•

General and administrative expenses increased by $0.2 million for the three months ended September 30, 2022, as compared to the three months ended September 30, 2021. This increase was primarily due to an increase in stock-based compensation expenses of $0.1 million, an increase in directors’ fees, employee compensation, and employee benefits of $0.1 million.

•

Lightbridge’s total corporate research and development expenses decreased by $0.2 million for the three months ended September 30, 2022, as compared to the three months ended September 30, 2021. This decrease was primarily due to a decrease in consulting expenses and outside R&D expenses.

•

There was contributed services - research and development from the GAIN program of $0.1 million and $0.3 million for the three months ended September 30, 2022, and September 30, 2021, respectively, which resulted in a charge to R&D expenses and a corresponding amount recorded to contributed services - research and development.

•

There was an increase in other income of $0.1 million due to the interest income generated from the purchase of treasury bills and from our bank savings account for the three months ended September 30, 2022, as compared to the three months ended September 30, 2021.

•	Net loss for the three months ended September 30, 2022, was $2.0 million compared to $1.9 million for the three months ended September 30, 2021.

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THIRD QUARTER CONFERENCE CALL & WEBCAST

Lightbridge will host a conference call on Monday, October 31, 2022, at 4 pm Eastern Time to discuss the Company's financial results and provide an update on its fuel development activities.

Interested parties can access the conference call on the Company’s website via the webcast at https://edge.media-server.com/mmc/p/ytsa6szw

To access the conference call by phone, please register at https://register.vevent.com/register/BI23013e43be934f81b21fa5494c99075b

The conference call will be led by Seth Grae, President, and Chief Executive Officer, with other Lightbridge executives also available to answer questions.

The webcast will be archived on the Company’s website approximately two hours following the call.

About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is an advanced nuclear fuel technology development company positioned to enable carbon-free energy applications that will be essential in preventing climate change. The Company is developing Lightbridge Fuel™, a proprietary next-generation nuclear fuel technology for small modular reactors, as well as existing large light-water reactors, which significantly enhances safety, economics, and proliferation resistance. To date, Lightbridge has been awarded twice by the U.S. Department of Energy’s Gateway for Accelerated Innovation in Nuclear program to support the development of Lightbridge Fuel™. Lightbridge’s innovative fuel technology is backed by an extensive worldwide patent portfolio. Lightbridge is included in the Russell Microcap® Index. For more information, please visit www.ltbridge.com.

To receive Lightbridge Corporation updates via e-mail, subscribe at https://www.ltbridge.com/investors/news-events/email-alerts

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

For an introductory video on Lightbridge, please visit www.ltbridge.com or click here to watch the video.

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Forward-Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing and outcome of research and development activities, other steps to commercialize Lightbridge Fuel™ and future governmental support and funding for nuclear energy. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: the Company’s ability to commercialize its nuclear fuel technology; the degree of market adoption of the Company's product and service offerings; the Company’s ability to fund general corporate overhead and outside research and development costs; market competition; our ability to attract and retain qualified employees; dependence on strategic partners; demand for fuel for nuclear reactors, including small modular reactors; the Company's ability to manage its business effectively in a rapidly evolving market; the availability of nuclear test reactors and the risks associated with unexpected changes in the Company’s fuel development timeline; the increased costs associated with metallization of our nuclear fuel; public perception of nuclear energy generally; changes in the political environment; risks associated with the further spread of COVID-19, including the ultimate impact of COVID-19 on people, economies, and the Company’s ability to access capital markets; risks associated with war in Europe; risks associated with limited availability of conversion and enrichment services for nuclear fuel production; changes in the laws, rules and regulations governing the Company’s business; development and utilization of, and challenges to, our intellectual property; risks associated with potential shareholder activism; potential and contingent liabilities; as well as other factors described in Lightbridge's filings with the  Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in its other filings with the Securities and Exchange Commission, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Statements”, all of which are available at http://www.sec.gov/ and www.ltbridge.com.

Investor Relations Contact:

Matthew Abenante, IRC

Director of Investor Relations

Tel: +1 (646) 828-8710

ir@ltbridge.com

*** tables follow ***

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2022	2021
ASSETS
Current Assets
Cash and cash equivalents	$31,284,501	$24,747,613
Prepaid expenses and other current assets	305,919	113,452
Total Current Assets	31,590,420	24,861,065

Other Assets
Trademarks	107,757	101,583
Total Assets	$31,698,177	$24,962,648

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,190,386	$171,521
Total Current Liabilities	1,190,386	171,521

Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares, 0 shares issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value, 13,500,000 shares authorized, 11,539,932 shares and 9,759,223 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	11,540	9,759
Additional paid-in capital	173,077,225	161,772,641
Accumulated deficit	(142,580,974)	(136,991,273)
Total Stockholders' Equity	30,507,791	24,791,127
Total Liabilities and Stockholders' Equity	$31,698,177	$24,962,648

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue	$—	$—	$—	$—

Operating Expenses
General and administrative	2,023,937	1,763,060	5,377,185	5,061,820
Research and development	172,871	439,630	601,170	1,082,394
Total Operating Expenses	2,196,808	2,202,690	5,978,355	6,144,214

Other Operating Income
Distribution from joint venture	—	—	—	110,000
Contributed services - research and development	71,335	288,884	278,189	459,997
Total Other Operating Income	71,335	288,884	278,189	569,997
Operating Loss	(2,125,473)	(1,913,806)	(5,700,166)	(5,574,217)

Other Income
Interest income	87,943	1,551	110,465	6,183
Foreign currency transaction gain	—	—	—	33,694
Total Other Income	87,943	1,551	110,465	39,877

Net Loss Before Income Taxes	(2,037,530)	(1,912,255)	(5,589,701)	(5,534,340)
Income taxes	—	—	—	—
Net Loss	$(2,037,530)	$(1,912,255)	$(5,589,701)	$(5,534,340)

Accumulated preferred stock dividend	—	(135,091)	—	(399,838)
Deemed additional dividend on preferred stock dividend due to the beneficial conversion feature	—	(59,314)	—	(175,211)

Net Loss Attributable to Common Stockholders	$(2,037,530)	$(2,106,660)	$(5,589,701)	$(6,109,389)

Net Loss Per Common Share, Basic and Diluted	$(0.18)	$(0.31)	$(0.53)	$(0.92)
Weighted Average Number of Common Shares Outstanding	11,085,657	6,759,662	10,633,664	6,648,803

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2022	2021
Operating Activities
Net loss	$(5,589,701)	$(5,534,340)
Adjustments to reconcile net loss from operations to net cash used in operating activities
Common stock issued for services	30,000	45,000
Stock-based compensation	614,367	300,583

Changes in operating working capital items
Other receivables	—	(110,000)
Prepaid expenses and other current assets	(192,467)	(74,751)
Accounts payable and accrued liabilities	1,033,865	780,425
Accrued legal settlement costs	—	(4,200,000)
Net Cash Used in Operating Activities	(4,103,936)	(8,793,083)

Investing Activities
Trademarks	(6,174)	(16,021)
Net Cash Used in Investing Activities	(6,174)	(16,021)

Financing Activities
Net proceeds from issuances of common stock and exercise of stock options	10,646,998	3,411,091
Net Cash Provided by Financing Activities	10,646,998	3,411,091

Net Increase (Decrease) in Cash and Cash Equivalents	6,536,888	(5,398,013)

Cash and Cash Equivalents, Beginning of Period	24,747,613	21,531,665

Cash and Cash Equivalents, End of Period	$31,284,501	16,133,652

Supplemental Disclosure of Cash Flow Information
Cash paid during the period
Interest paid	$—	$—
Income taxes paid	$—	$—
Non-Cash Financing Activities
Accumulated preferred stock dividend	$—	$575,049
Conversion of Series A convertible preferred stock to common stock and payment of paid-in-kind dividends to Series A preferred stockholder	$—	$39,885
Payment of accrued liabilities with common stock	$15,000	$69,690

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